As filed with the Securities and Exchange Commission on February 12, 2009

Registration No. 333-92124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CREATIVE TECHNOLOGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Singapore	Not Applicable
(Jurisdiction of Incorporation)	(IRS Employer Identification No.)

31 International Business Park

Creative Resource

Singapore 609921

(Address of Registrant’s Principal Executive Offices)

Creative Technology Ltd.

1999 Share Option Scheme

(Full title of the Plan)

Ng Keh Long

Chief Financial Officer

Creative Technology Ltd.

c/o Creative Labs, Inc.

1901 McCarthy Blvd.

Milpitas, California 95035

(408) 428-6600

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Donald M. Keller, Jr., Esq.

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Nonaccelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-92124) filed by Creative Technology Ltd. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on July 1, 2002 (the “Registration Statement”) pursuant to which the Company registered an aggregate of 2,957,777 of its Ordinary Shares (the “Ordinary Shares”). The Registration Statement registered the Ordinary Shares for issuance by the Company pursuant to the Creative Technology Ltd. 1999 Share Option Scheme.

On August 22, 2007, in connection with the voluntary delisting by the Company of its Ordinary Shares on the NASDAQ Global Market (“NASDAQ”), the Company filed a notification of removal from listing on the NASDAQ on Form 25 with the Commission. August 31, 2007 was the last day of trading of the Company’s Ordinary Shares on NASDAQ.

This Post-Effective Amendment No. 1 is being filed to terminate the Registration Statement and to deregister, as of the date hereof, all of the Ordinary Shares which remain unsold under the Registration Statement. Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Company is filing with the Commission a certification of a foreign private issuer’s termination of registration of a class of securities under section 12(g) of the Securities Exchange Act of 1934, as amended, on Form 15F.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Singapore on this 12th day of February, 2009.

CREATIVE TECHNOLOGY LTD.

By:	/s/ Ng Keh Long
Ng Keh Long Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 12th day of February, 2009.

Signature	Title

/s/ Sim Wong Hoo Sim Wong Hoo	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Ng Keh Long Ng Keh Long	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Tang Chun Choy Tang Chun Choy	Director

/s/ Lee Kheng Nam Lee Kheng Nam	Director

/s/ Ng Kai Wa Ng Kai Wa	Director